EXHIBIT (d)(15)



                     SUBSCRIPTION AND CONTRIBUTION AGREEMENT
                     ---------------------------------------


                  SUBSCRIPTION AND CONTRIBUTION AGREEMENT, dated as of May 1, 2001 (this "AGREEMENT"), by and between LF ACQUISITION, LLC, a Delaware limited liability company (the "COMPANY"), Constable Partners, L.P., a Delaware limited partnership, Constable Partners II, L.P., a Delaware limited partnership, Constable Group Profit Sharing Plan and John Constable, as Investment Advisor to Certain Selected Accounts, (each a "CONTRIBUTING SHAREHOLDER" and collectively, the "CONTRIBUTING SHAREHOLDERS").

                              W I T N E S S E T H:

                  WHEREAS, the Company, LF Merger Co., a Delaware corporation and a wholly-owned subsidiary of the Company (the "MERGER SUB"), and certain other Persons have entered an Agreement and Plan of Merger, dated as of March 26, 2001, as amended (the "MERGER AGREEMENT"), relating to the merger (the "MERGER") of Merger Sub with and into The Leslie Fay Company, Inc., a Delaware corporation ("LESLIE FAY");

                  WHEREAS, the Contributing Shareholders owns beneficially and of record 442,408 shares of common stock, par value $.01 per share, of Leslie Fay (the "CONTRIBUTED SHARES"); and

                  WHEREAS, the Contributing Shareholders has agreed to contribute the Contributed Shares to the Company, and the Company has agreed to issue to the Contributing Shareholders an equal number of limited liability company interests, of the Company (the "EXCHANGE SHARES"), in exchange for the Contributed Shares (the "CONTRIBUTION").

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

                  1.1 DEFINITIONS. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

                  "AFFILIATE" means, when used with respect to any Person, any other Person directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with such Person. As used in the definition of "Affiliate," the term "CONTROL" means possession, directly or indirectly, of the power to direct or cause the

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direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  "AGREEMENT" has the meaning set forth in the preamble to this Agreement.

                  "BY-LAWS" means the by-laws of the Company in effect on the Closing Date, as the same may be amended from time to time.

                  "CERTIFICATE OF INCORPORATION" means the Certificate of Incorporation of the Company in effect on the Closing Date, as the same may be amended from time to time.

                  "CLOSING" has the meaning set forth in Section 2.2 of this Agreement.

                  "CLOSING DATE" has the meaning set forth in Section 2.2 of this Agreement.

                  "COMMISSION" means the United States Securities and Exchange Commission or any similar agency then having jurisdiction under the Securities Act.

                  "COMPANY" has the meaning set forth in the preamble to this Agreement.

                  "COMPANY COMMON STOCK" has the meaning set forth in Section
3.5 of this Agreement.

                  "CONDITION OF THE COMPANY" means the assets, business, properties, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

                  "CONTRACTUAL OBLIGATIONS" means, as to any Person, any provision of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

                  "CONTRIBUTED SHARES" has the meaning set forth in the recitals to this Agreement.

                  "CONTRIBUTING SHAREHOLDERS" has the meaning set forth in the preamble to this Agreement.

                  "CONTRIBUTION" has the meaning set forth in the recitals to this Agreement.

                  "EXCHANGE SHARES" has the meaning set forth in the recitals to this Agreement.

                  "GOVERNMENTAL AUTHORITY" means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through share or capital ownership or otherwise, by any of the foregoing.

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                                                                               3


                  "LESLIE FAY" has the meaning set forth in the recitals to this Agreement.

                  "LIEN" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity related preferences).

                  "MERGER" has the meaning set forth in the recitals to this Agreement.

                  "MERGER AGREEMENT" has the meaning set forth in the recitals to this Agreement.

                  "MERGER SUB" has the meaning set forth in the recitals to this Agreement.

                  "ORDERS" has the meaning set forth in Section 3.2 of this Agreement.

                  "PERSON" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by amalgamation or otherwise) of such entity.

                  "REQUIREMENT OF LAW" means, as to any Person, any law, statute, treaty, rule, regulation, or determination of a court or other Governmental Authority, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  "SECURITIES ACT" means the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

                  "SUBSIDIARY" means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities is held, directly or indirectly, by such Person. Unless otherwise qualified, or the context otherwise requires, all references to a "SUBSIDIARY" or to "SUBSIDIARIES" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

                  1.2 USAGE GENERALLY. The definitions in this Article I shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles and Sections shall be deemed to be references to Articles and Sections of this Agreement unless the context shall otherwise require. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or

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                                                                               4


statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.


                                   ARTICLE II

                             CONTRIBUTION OF SHARES

                  2.1 CONTRIBUTION OF SHARES. Subject to the terms and conditions set forth herein, on the Closing Date (as hereinafter defined), the Company and the Contributing Shareholders hereby agree that the Contributing Shareholders shall contribute to the Company the Contributed Shares (together with all rights now or hereafter attaching thereto), and the Company shall issue and deliver to the Contributing Shareholders the Exchange Shares.

                  2.2      CLOSINGS; DELIVERIES AT CLOSING.

                           (a) The closing of the transactions contemplated by
Section 2.1 hereof (the "CLOSING") shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, at 10:00 a.m., local time, immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger, or at such other time, place and date that the Company and the Contributing Shareholders may agree in writing (the "CLOSING DATE").

                           (b) At the Closing (i) the Contributing Shareholders
shall deliver to the Company certificates evidencing the Contributed Shares, each such certificate being duly endorsed in blank and accompanied by such stock powers and such other documents as may reasonably be requested by the Company and (ii) the Company shall deliver to the Contributing Shareholders certificates representing the Exchange Shares, registered in the name of the Contributing Shareholders and in such denominations as specified in advance by the Contributing Shareholders.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to the Contributing Shareholders as follows:

                  3.1 CORPORATE EXISTENCE AND POWER. The Company (a) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and (b) has the limited liability company power and authority to execute, deliver and perform its obligations under this Agreement. Neither the Company nor any of its Subsidiaries has conducted any business activities or engaged in any operations other than in connection with its organization and the transactions contemplated by the Merger Agreement.
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                                                                               5


                  3.2 AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby (a) have been or will be duly authorized by all necessary limited liability company action of the Company, (b) do not contravene the terms of the Certificate of Formation (a copy of which have been delivered to the Contributing Shareholders), (c) do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any Lien under, any Contractual Obligation of the Company or any Requirement of Law applicable to the Company and (d) do not violate any judgment, injunction, writ, award, decree or order of any nature (collectively, "ORDERS") of any Governmental Authority against, or binding upon, the Company.

                  3.3 GOVERNMENTAL AUTHORIZATION; THIRD PARTY CONSENTS. No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the issuance and delivery of the Exchange Shares) by, or enforcement against, the Company of this Agreement or the transactions contemplated hereby, except where the failure to obtain an approval, consent, compliance, exemption, authorization or other action or to make any filing would not have a material adverse effect on the Condition of the Company or the ability of the Company to perform its obligations under this Agreement.

                  3.4 BINDING EFFECT. This Agreement has been duly executed and delivered by the Company, and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

                  3.5      CAPITALIZATION. On the Closing Date, immediately
after giving effect to the Contribution (and subscriptions and contributions made pursuant to certain other subscription and contribution agreements entered into between the Company and any other Person prior to the Closing Date), (i)
the authorized capital of the Company shall consist of Ten Million (10,000,000) limited liability company interests, of the Company (the "COMPANY COMMON
STOCK"), of which 5,680,694 shall be issued and outstanding and (ii) except for the options that will be assumed by the Company pursuant to Section 2.5 of the Merger Agreement, there will be no options, warrants, conversion privileges, subscription or purchase rights or other rights outstanding to purchase or otherwise acquire any shares of the Company Common Stock. The Exchange Shares are duly authorized, and when issued pursuant to this Agreement, will be validly issued, fully paid and non-assessable, will be issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities laws and will be free and clear of all other Liens.
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                                                                               6


                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                          THE CONTRIBUTING SHAREHOLDER

                  Each Contributing Shareholder hereby represents and warrants to the Company as follows:

                  4.1 EXISTENCE. The Contributing Shareholder is an individual with legal capacity or is a corporation, limited liability company, partnership or trust that is validly existing and in good standing under the laws of the jurisdiction of its organization.

                  4.2      POWER AND AUTHORITY.

                           (a) If the Contributing Shareholder is an individual,
the Contributing Shareholder has the legal capacity to execute, deliver and perform his obligations under this Agreement and to consummate the transactions contemplated hereby.

                           (b) If the Contributing Shareholder is a corporation,
limited liability company, partnership or trust, the Contributing Shareholder has all necessary corporate, limited liability company, partnership or trust power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by the Contributing Shareholder and the consummation by the Contributing Shareholder of the transactions contemplated hereby have been duly authorized by all necessary corporate, limited liability company, partnership or trust action on the part of the Contributing Shareholder, and no other proceeding on the part of the Contributing Shareholder is necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

                  4.3 AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by the Contributing Shareholder of this Agreement and the transactions contemplated hereby (a) have been duly authorized by all necessary action, (b) if applicable, do not contravene the terms of the Contributing Shareholder's organization documents, or any amendment thereof, and
(c) do not violate, conflict with or result in any breach or contravention of or the creation of any Lien under, any Contractual Obligation of the Contributing Shareholder, or any Requirement of Law or Orders applicable to the Contributing Shareholder.

                  4.4 TITLE. The Contributing Shareholder is the beneficial and record owner of the Contributed Shares and has good and valid title to the Contributed Shares, free and clear of all Liens. The Contributing Shareholder has sole and unrestricted (except for restrictions imposed by applicable securities laws) power and authority to transfer the Contributed Shares to the Company. Upon delivery to the Company by the Contributing Shareholder of the share certificates representing such Contributed Shares

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pursuant to Article 2 hereof, the Company will receive good and valid title to such Contributed Shares, free and clear of all Liens (except for restrictions imposed by the applicable securities laws).

                  4.5 GOVERNMENTAL AUTHORIZATION; THIRD PARTY CONSENTS. No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Contributing Shareholder of this Agreement or the transactions contemplated hereby.

                  4.6 BINDING EFFECT. This Agreement has been duly executed and delivered by the Contributing Shareholder and constitutes a legal, valid and binding obligation of the Contributing Shareholder, enforceable against him or it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

                  4.7 PURCHASE FOR OWN ACCOUNT. The Exchange Shares to be acquired by the Contributing Shareholder pursuant to this Agreement are being or will be acquired for his or its own account and with no intention of distributing or reselling such Exchange Shares or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to the rights of the Contributing Shareholder at all times to sell or otherwise dispose of all or any part of such Exchange Shares under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of the Contributing Shareholder's property being at all times within its control. If the Contributing Shareholder should in the future decide to dispose of any of such Exchange Shares, the Contributing Shareholder understands and agrees that he or it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect. The Contributing Shareholder agrees to the imprinting, so long as required by law, of a legend on certificates representing all of its Exchange Shares to the following effect:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

                  4.8 RESTRICTED SECURITIES. The Contributing Shareholder understands that the Company Common Shares to be acquired by him or it pursuant to this Agreement

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                                                                               8


will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4(2) of the Securities Act and that the reliance of the Company on such exemption is predicated in part on the Contributing Shareholder's representations set forth herein.

                  4.9 ACCREDITED INVESTORS. The Contributing Shareholder is an accredited investor within the meaning of Rule 501(a) under the Securities Act. The Contributing Shareholder has had access to the same kind of information concerning the Company that is required by Schedule A of the Securities Act to the extent that the Company possesses such information and the Contributing Shareholder has such knowledge and experience in business matters that the Contributing Shareholder is capable of utilizing the information that is available to the Contributing Shareholder concerning the Company to evaluate the risks of investment in the Company.


                                    ARTICLE V

                                  MISCELLANEOUS

                  5.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Contributing Shareholder and the Company made herein shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the Company or the Contributing Shareholder, as the case may be, and shall survive beyond the Closing.

                  5.2 NOTICES. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

                           (a)      if to the Company:

                                    LF Acquisition, LLC
                                    650 Madison Avenue, 24th Floor
                                    New York, New York 10022
                                    Telecopy:   (212) 980-1142
                                    Attention:  W. Robert Wright

                                    with a copy to:

                                    Paul, Weiss, Rifkind, Wharton & Garrison
                                    1285 Avenue of the Americas
                                    New York, New York 10019
                                    Telecopy:   (212) 757-3990
                                    Attention:  Mark A. Underberg, Esq.

                           (b)      if to the Contributing Shareholders:

                                    c/o Constable Asset Management, Ltd.
                                    5 Radnor Corp. Center

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                                                                               9


                                    100 Matsonford Rd., Suite 520
                                    Radnor, PA  19087
                                    Telecopy:   (610) 964-0750
                                    Attention:  John Constable

                                    with a copy to:

                                    Pepper Hamilton & Sheets
                                    3000 Tow Logan Square
                                    Eighteen and Arch Streets
                                    Philadelphia, Pennsylvania  19103-2799
                                    Telecopy:   (215) 981-4750
                                    Attention:  Elam Hitchner, Esq.

                  All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 5.2 designate another address or Person for receipt of notices hereunder.

                  5.3 SUCCESSORS AND ASSIGNS; THIRD PARTY BENEFICIARIES. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws and the terms and conditions thereof, the Contributing Shareholder may assign any of his or its rights under this Agreement to any of his or its respective Affiliates. The Company may not assign any of its rights under this Agreement without the written consent of the Contributing Shareholder.

                  5.4      AMENDMENT AND WAIVER.

                           (a) No failure or delay on the part of the Company or
the Contributing Shareholder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Contributing Shareholder at law, in equity or otherwise.

                           (b) Any amendment, supplement or modification of or
to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company or the Contributing Shareholder from the terms of any provision of this Agreement, shall be effective only if it is made or given in writing and signed by the Company and the Contributing Shareholder. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

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                  5.5      COUNTERPARTS. This Agreement may be executed in any
number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  5.6 HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                  5.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

                  5.8 SEVERABILITY. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

                  5.9 ENTIRE AGREEMENT. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

                  5.10 PUBLICITY; CONFIDENTIALITY. Except as may be required by applicable Requirements of Law, none of the parties hereto shall issue a publicity release or public announcement or otherwise make any disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other parties hereto (which approval shall not be unreasonably withheld); PROVIDED, HOWEVER, that nothing in this Agreement shall restrict the Contributing Shareholders from disclosing information (a) that is already publicly available, and (b) to his or its attorneys, accountants, consultants and other advisors to the extent necessary to obtain their services in connection with the Contributing Shareholders' investment in the Company. If any announcement is required by law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon.

                  5.11 FURTHER ASSURANCES. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

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                                                                              11


                  IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first above written.


                                     LF ACQUISITION, LLC


                                     By:         /s/ Jeanette Welsh
                                         ------------------------------------
                                         Name:  Jeanette Welsh
                                         Title: Vice President and Secretary



                                     CONSTABLE PARTNERS, L.P.


                                     By:           /s/ John Constable
                                         ------------------------------------
                                         Name:  John Constable
                                         Title: General Partner



                                     CONSTABLE PARTNERS II, L.P.


                                     By:           /s/ John Constable
                                         ------------------------------------
                                         Name:  John Constable
                                         Title: General Partner



                                     CONSTABLE GROUP PROFIT
                                     SHARING PLAN AND TRUST


                                     By:           /s/ John Constable
                                         ------------------------------------
                                         Name:  John Constable
                                         Title: Administrator



                                     JOHN CONSTABLE, AS INVESTMENT
                                     ADVISOR TO CERTAIN SELECTED ACCOUNTS


                                     By:           /s/ John Constable
                                         ------------------------------------
                                         Name:  John Constable
                                         Title: Investment Advisory